EXHIBIT 10.0

                            PATENT LICENSE AGREEMENT

This is a Patent License Agreement (the "Agreement"), entered into as of January 1, 2004, between PharmaStem Therapeutics, Inc., a Delaware corporation having an address of 700 Building, 435 Devon Park Drive, Wayne, PA 19087-1990 ("PharmaStem" or "Licensor"), and Cord Partners, Inc., ("Cord Partners" or "Licensee"), a Florida corporation having an address of 10940 Wilshire Boulevard, 6th Floor, Los Angeles, CA 90024.

Background. PharmaStem owns patents which relate to the storage, expansion, and use of human stem cells. Cord Partners is in the business of storing, expanding, and using hematopoietic stem cells and desires a license under PharmaStem's patent portfolio. The parties hereto are entering into this Agreement for the purpose of setting forth the terms and conditions of the license.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties agree as follows:

                              TERMS AND CONDITIONS

1. Definitions. The terms defined below shall have the meanings defined herein, when used in capital letters:

         a. "Collection" or "Collected" means accumulation of or accumulated Cord Blood in a container.

         b. "Cord Blood" means blood or any blood components (including without limitation stem cells) collected from a human umbilical cord and/or placenta.

         c. "Cryopreservative" means an agent capable of preserving at very low temperatures.

         d. "Cryopreserve" means to preserve a material, such as Cord Blood or Stem Cells, by freezing.

         e. "Cryopreserved Blood" means (i) frozen Cord Blood, (ii) frozen and thawed Cord Blood or (iii) any other composition which would, but for this Agreement, infringe one or more claims of the Licensed Patents, in all three instances with or without a Cryopreservative.

         f. "Effective Date" means the date noted in the first line of this Agreement.

         g. "Expanded Stem Cells" means Stem Cells, expanded from Cryopreserved Blood, or Cryopreserved after expansion.

         h. "Lawsuit" means PharmaStem Therapeutics, Inc. v. ViaCell, Inc. et al., United States District Court for the District of Delaware, Civ. No. 02-148 GMS.

         i. "Licensed Patents" means U.S. Patents Nos. 5,004,681, 5,192,553, 6,461,645, 6,569,427 and 6,605,275 and all patents that are related to any or all of those patents through priority or otherwise, directly or indirectly, including but not limited to, continuations, continuations in part, divisions, reissues and reexaminations thereof, and shall further include any other patents owned or licensable by PharmaStem, with an effective filing date prior to the Effective Date, that relate to pharmaceutical compositions of human hematopoietic stem cells derived from umbilical cord or placental blood and the collection, storage or therapeutic use of the same.

                                       1
Cord Partners: ______________                         PharmaStem: ______________
         Date: ______________                               Date: ______________

         j. "Licensed Process" means any process for the Collection, storage or use of Cord Blood that would, but for this Agreement, infringe one or more claims of Licensed Patents.

         k. "Modified Stem Cells" means Stem Cells, modified from Cryopreserved Blood, or Cryopreserved after modification.

         l. "Patent Term" means the period ending on the expiration date of the last-to-expire of the Licensed Patents.

         m. "Revenues" means gross revenues paid to Licensee with respect to the (i) creation, use or storage of any composition or use of any process that would, but for this Agreement, infringe one or more claims of the Licensed Patents, (ii) Collection, storage or and/or use of Specimens, or (iii) creation, storage or use of Expanded Stem Cells or Modified Stem Cells.

         n. "Specimen" means a discrete amount of Cryopreserved Blood Collected from a human.

         o.       "Stem Cells" means stem cells derived from Cord Blood.

         p. "Storage Revenues" means Revenues based on the storage of Specimens.

         q. "Territory" means the United States of America, its territories, possessions, and overseas military bases.

2. Release and Dismissal of PharmaStem Therapeutics, Inc. v. Alpha Cord, Inc. et al., United States District Court for the Northern District of California, Case No. 04-00564-JSW.

         a. In consideration of the mutual covenants, conditions and agreements contained herein, and subject to the other provisions of this Agreement, PharmaStem, on behalf of itself, its assigns, and successors, hereby fully and forever releases, discharges, and covenants not to sue or otherwise institute or prosecute any legal, administrative, or other proceeding against Cord Partners and its representatives, agents, servants, employees, officers, directors and shareholders, with respect to any and all liabilities and claims asserted by PharmaStem in the Lawsuit.

         b. In consideration of the mutual covenants, conditions and agreements contained herein, and subject to the other provisions of this Agreement, Cord Partners on behalf of itself, its assigns, and successors, hereby fully and forever releases, discharges, and covenants not to sue or otherwise institute or prosecute any legal, administrative, or other proceeding against PharmaStem and its representatives, agents, servants, employees, officers, directors and shareholders with respect to any and all liabilities and counterclaims asserted by Cord Partners in the Lawsuit.

                                       2
Cord Partners: ______________                         PharmaStem: ______________
         Date: ______________                               Date: ______________

         c. Upon execution of this Agreement, the parties will file with the Court a stipulation to dismiss all claims and counterclaims between the parties in the Lawsuit, with prejudice, according to the terms of this Agreement. Each party agrees to bear responsibility for all attorneys' fees, expenses and costs that it has accrued in relation to the lawsuit. This Agreement will be submitted to the Court, as an exhibit to the stipulated dismissal, subject to a motion to seal the Agreement under the local rules of the Court.

3.       License Grant to Licensee.

         Licensor hereby grants to Licensee a non-exclusive, non-transferable, royalty-bearing license under the Licensed Patents in the Territory to:

         a. collect, make, have made, store, process, sell and import Cryopreserved Blood, but not to make, have made, Cryopreserve, store, process, use, sell, or import Expanded Stem Cells or Modified Stem Cells;

         b. make, have made, Cryopreserve, store, process, use, sell, or import Expanded Stem Cells or Modified Stem Cells; and

         c.       in all other respects, perform Licensed Processes.

4.       Limitations on License Grant.

         a. Licensee shall have no rights under this Agreement to sublicense Licensed Patents, either directly or indirectly.

         b. This Agreement does not enable Licensee to perform for entities or subcontract to entities that have not entered into separate license agreements with PharmaStem. However, it enables Licensee to subcontract services for Collection or storage of Cryopreserved Blood or creation or storage of Expanded Stem Cells or Modified Stem Cells for a limited time only, provided that the subcontractor enters into a separate license agreement with PharmaStem within ninety (90) days from the effective date of the subcontracting agreement between Licensee and its subcontractor.

5. License Fees. In consideration of the licenses granted to Licensee hereunder, Licensee agrees to make the following payments:

         a. Standard Royalties for the License of Subparagraph 3(a). In consideration of the license of subparagraph 3(a), Licensee shall pay PharmaStem non-refundable royalty fees as follows:

                  i. Specimen Collection Fee. Fifteen percent (15%) of all Revenues generated at or around the time of Collection, with a minimum cash fee of Two Hundred Twenty Five Dollars ($225) for each Specimen Collected during the Patent Term.

                                       3
Cord Partners: ______________                         PharmaStem: ______________
         Date: ______________                               Date: ______________

                  ii. Annual Specimen Storage Fee. Fifteen percent (15%) of all Revenues generated after the Collection, with a minimum cash fee of Twenty Five Dollars ($25) for each Specimen stored per year during the Patent Term.

         b. Standard Royalties for the Licenses of Subparagraphs 3(b) and 3(c). In consideration of the licenses of subparagraphs 3(b) and 3(c), Licensee shall pay to PharmaStem non-refundable royalty fees as follows:

                  i. Expanded or Modified Stem Cells. Fifteen percent (15%) of Revenues generated during the Patent Term from any product created or service performed involving Expanded Stem Cells or Modified Stem Cells; or

                  ii. Alternative Fees. Fifteen percent (15%) of Revenues generated from the performance of Licensed Processes not otherwise subject to royalty under subparagraphs 5(b)(i) or (ii) or 5(c)(i).

6.       Payments.

         All royalty fees payable under paragraph 5(a)(i) shall accrue immediately upon the performance of the licensed activity giving rise to the royalty obligation while all other royalty obligations shall accrue upon receipt of revenue. All accrued royalties for the calendar quarter shall be paid by Licensee to PharmaStem in U.S. Dollars within thirty (30) days after the end of each calendar quarter.

7.       Reports.

         a. Each payment under paragraph 6 shall be accompanied by a written report, in the form of Exhibit A, certified by Licensee to be complete and accurate, setting forth all information reasonably necessary to calculate payments due hereunder, including whether Licensee has complied with the most current procedures established under paragraph 7(b). If no payment is due in any calendar quarter as a result of the lack of any activity giving rise to a royalty obligation, Licensee shall provide a report no later than thirty (30) days after the end of each calendar quarter.

         b. Licensee shall provide PharmaStem with a copy of its procedures established for the collection of data regarding royalty fees payable hereunder and the computation and payment of such royalty fees, (which procedures shall be in form and substance satisfactory to PharmaStem) and shall review and update those procedures, if appropriate, at least biannually, and provide PharmaStem with a copy of those updated procedures.

8. Audits. Licensee shall keep books and records adequate to determine accurately the payments due under this Agreement. The books and records must be retained for at least seven (7) years after the delivery of the respective royalty reports to which they relate. PharmaStem shall have the right, no more than once during any calendar year, to have an independent certified public accountant inspect the relevant records of Licensee and confer with designated employees of Licensee on thirty
         (30) business days notice and during regular business hours to verify the reports and payments required to be made hereunder.

                                       4
Cord Partners: ______________                         PharmaStem: ______________
         Date: ______________                               Date: ______________

         The auditor is authorized to provide PharmaStem with a written report, supported by copies of the applicable Licensee documentation, showing the results of the audit. Should an underpayment in excess of ten percent (10%) be discovered, Licensee shall pay the cost of the audit. In any event, Licensee shall promptly pay any underpayment together with interest at the annual rate of twelve percent (12%).

9. Insurance. Licensee shall, at all times maintain product liability insurance in adequate amounts, but in any case not less than Three Million Dollars ($3,000,000) per occurrence, and commercial general liability insurance, errors and omissions insurance and any other insurance policies that are customary for the health care industry, each in adequate amounts but in any case not less than One Million Dollars ($1,000,000) per occurrence (hereinafter collectively "Insurance") with a carrier reasonably acceptable to PharmaStem, naming PharmaStem as an additional insured, and providing that such Insurance may not be cancelled without thirty (30) days prior notice to PharmaStem. Cord Partners shall provide PharmaStem with a certificate of the carrier, evidencing that insurance, no later than the Effective Date.

10.      Assignment, Successors and Assigns.

         a. This Agreement and the licenses granted herein are personal to Licensee and may not be assigned by Licensee, in whole or in part, without the prior written consent of PharmaStem. An Initial Public Offering (IPO) of any class or series of Licensee stock is not an assignment for purposes of this
                  Section 10. A transfer of the rights and obligations of Licensee under this Agreement in connection with any merger or consolidation of Licensee, a change of control or sale of all or substantially all of the assets of Licensee, or the assets used in connection with this Agreement, shall be deemed an assignment for purposes of this paragraph 9(a) and shall require the prior written consent of PharmaStem. Any assignment of this Agreement in violation of this paragraph shall be void ab initio.

         b. In addition to and not in limitation of paragraph 10(a), if Licensee directly or indirectly, merges with or is acquired by a third party which, at the time of the merger or acquisition, is an infringer of one or more Licensed Patents, this Agreement shall terminate unless the third party negotiates a license agreement with PharmaStem within sixty (60) days after the merger or acquisition becomes effective.

         c. If Licensee, directly or indirectly, mergers with or is acquired by a third party which, at the time of the merger or acquisition, has a license under the Licensed Patents, the terms of the license agreement with the higher royalty fees shall apply to the merged or acquired entity and the other license agreement shall terminate upon completion of the merger or acquisition.

         d. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11. Term. The term of this Agreement shall commence on the Effective Date and terminate, as to the license under the Licensed Patents and the future obligation to pay royalties, at the end of the Patent Term, unless this Agreement is sooner terminated in accordance with its terms.

                                       5
Cord Partners: ______________                         PharmaStem: ______________
         Date: ______________                               Date: ______________

12.      Termination.

         a. For Cause. This Agreement may be canceled by either party, upon thirty (30) days prior written notice, if the other party is in breach of any of its material obligations hereunder, including without limitation the payment of any royalty fee due and owing, and the breach is not remedied within such thirty (30) day notice period.

         b. For Challenge. PharmaStem may terminate the Agreement, on thirty (30) days notice, if Licensee challenges the validity or enforceability of any of the Licensed Patents in any judicial or administrative proceeding.

         c. Adjudication of Invalidity. This Agreement may be terminated by Cord Partners upon the entry of a judgment in the Lawsuit from which no appeal is taken within the statutory time period, that all of the Licensed Patents are invalid, not infringed or unenforceable.

         d. Failure to Obtain Insurance. PharmaStem may terminate this Agreement immediately in the event that Licensee fails to obtain or maintain continuously in effect the Insurance, as provided in paragraph 9.

13. Effect of Termination. Termination or expiration of this Agreement shall have no effect on PharmaStem's right to receive reports and royalty fees, conduct audits and enforce its rights related to activities prior to the date on which termination or expiration is effective. All of Licensee's rights and privileges to use the Licensed Patents shall cease upon the expiration of this Agreement or termination by either party.

14. Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered by personal delivery, registered mail return receipt requested, a "Next Day Air" delivery service or by wire communications (i.e., telex, fax, etc.), at the address indicated in this Agreement or as otherwise duly notified.

15.      Dispute Resolution.

         a. Negotiation of Disputes. In the event of any dispute arising under this Agreement, senior executives of the parties with decision making authority shall meet in Philadelphia, PA as soon as reasonably possible (but no later than sixty (60) days after notice) and shall enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the dispute in a mutually satisfactory manner within an additional sixty (60) days, the matter may be submitted to mediation/arbitration as provided for in paragraphs 15(c) and
                  (d) ; provided, however, that if Licensee challenges the validity of any of the Licensed Patents in connection with any dispute arising hereunder or otherwise, PharmaStem shall have the right to terminate this Agreement and pursue litigation of all issues relating to the Licensed Patents and this Agreement. For purposes of this Agreement, Licensee's bringing prior art to the attention of PharmaStem without additional efforts directed toward obtaining a finding that any claim of the Licensed Patents is invalid shall not be deemed a challenge to the validity of the Licensed Patents.

         b. Mediation of Disputes. At the mutual option and consent of the parties, the parties may agree to submit any unresolved dispute to a sole mediator selected by the parties as soon as reasonably possible (but no later than sixty (60) days after mutual consent). If not thus resolved, the parties shall


                                       6
Cord Partners: ______________                         PharmaStem: ______________
         Date: ______________                               Date: ______________
                  proceed as specified in paragraph 15(c), unless litigation is pursued by PharmaStem pursuant to paragraph 15(a).

         c. Arbitration of Disputes. Subject to paragraph 15(a), any unresolved disputes arising under or related to this Agreement, including without limitation, any dispute as to the validity, enforceability or applicability of any of the Licensed Patents, shall be submitted to an arbitration proceeding in Philadelphia, PA. The proceeding shall be conducted under the then prevailing rules for commercial arbitration (or, if the matter involves issues of patent validity, infringement or enforceability, the patent arbitration rules) of the American Arbitration Association ("AAA"), by a single arbitrator, reasonably acceptable to both of the parties, who must be an attorney with substantial business and licensing experience in the field of biological sciences and, if the matter includes issues of patent law, must be a patent attorney with at least fifteen (15) years of legal experience including substantial patent litigation experience. If the parties are unable to agree on an arbitrator, an arbitrator with those qualifications shall be appointed by the AAA from its panel of experts. The arbitrator shall have the authority to permit limited discovery to the extent required by a party in order to establish its case. The decision of the arbitrator shall be final and binding and may be entered and enforced in any court of competent jurisdiction. Any monetary award shall be payable in U.S. dollars, free of any tax, offset or other deduction. Any determination of the arbitration shall be confidential to the parties hereto and binding solely on the parties hereto.

         d. Fees. The parties shall bear their own costs and attorney fees during any mediation and arbitration, except that the arbitrator shall be permitted, in his discretion, to award costs and reasonable attorneys fees to the prevailing party.

16.      Warranties of PharmaStem. PharmaStem warrants that:

         a. It is the owner of all right, title and interest in and to the Licensed Patents; and

         b. It has the full power and authority to enter into this Agreement and grant the license provided for hereunder.

         c. To the best of its knowledge, with no investigation having been made or required to be made, it knows of no third party patents, which are necessarily infringed by the practice of the invention as claimed in the Licensed Patents.

17. Warranties of Licensee. Cord Partners represents and warrants to PharmaStem that

         a. It has the full power and authority to enter into this Agreement.

         b. It will not conduct any operations that make use of, and will not use in any manner or cause or permit any other person to use in any manner the Cryopreserved Blood, Modified Stem Cells, Expanded Stem Cells, Licensed Processes or, in any other way conduct business under the Licensed Patents without first obtaining the Insurance and thereafter during the term of this Agreement maintaining the Insurance continuously in effect.

         c.       It has collected 238 specimens prior to the Effective Date.

                                       7
Cord Partners: ______________                         PharmaStem: ______________
         Date: ______________                               Date: ______________

18. Product Liability. Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold Licensor, its directors, officers, employees, affiliates, successors and assigns harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Cord Blood, Cryopreserved Blood, Expanded Stem Cells or Modified Stem Cells or any other use of any Licensed Patents by, on behalf of, or under the direction or authorization of Licensee or resulting from any breach of any obligation of Licensee hereunder.

19.      Miscellaneous.

         a.       Nothing in this Agreement shall be construed as:

                  i. A warranty or representation that any product or process will be free from infringement of patents of third parties;

                  ii. Conferring any license or right under any patent other than the Licensed Patents; or

                  iii. A warranty or representation as to the validity or enforceability of the Patents.

         b. Because of the nature of the Licensed Patents and the interrelationship between their subject matter, Licensee acknowledges that it desires to obtain a license under all of the Licensed Patents as a group and not individually.

         c. Licensee shall include an appropriate patent marking on products and services licensed hereunder, sufficient to notify purchasers of the existence of the Licensed Patents. The notice shall read "Licensed under U.S. Patents 5,004,681, 5,192,553, 6,461,645, 6,569,427 and 6,605,275." As soon as reasonably possible after receipt of a request from PharmaStem to modify the notice to add additional newly issued Licensed Patents, Licensee shall modify the notice.

         d. The validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of laws principles. Subject to paragraph 15, the parties further consent to jurisdiction of the state and Federal courts sitting in Wilmington, Delaware. Process may be served on either party by U.S. Mail, postage prepaid, certified or registered, return receipt requested, and addressed as indicated in this Agreement or as otherwise provided by proper notice.

         e. This Agreement was negotiated in good faith by the parties as willing licensor and willing licensee, each of which was represented by counsel. Accordingly, the rule of construction that holds that any ambiguities shall be construed against the drafter shall not apply.

         f. Licensee agrees that PharmaStem may disclose orally to other potential licensees the existence and nature of this Agreement, the fact that Licensee has taken a license under the Licensed Patents, and the royalty fee provisions of paragraphs 5 (b) and (c). The parties agree to the issuance of the Press Release attached as Exhibit B. The specific payments


                                       8
Cord Partners: ______________                         PharmaStem: ______________
         Date: ______________                               Date: ______________
                  and royalties provided for herein shall not be publicly disclosed by a party without the consent of the other party, except that this Agreement may be disclosed (i) as may be required by law, (ii) in a patent infringement suit involving any of the Licensed Patents, under a reasonable protective order; (iii) subject to a reasonable confidentiality agreement, to prospective buyers of, or investors in, PharmaStem or Licensee, and (iv) to each party's outside legal and accounting advisors.

         g. This Agreement (including the Exhibits attached hereto), the Negotiation Agreement dated February 19, 2004 shall be deemed to contain the complete and final agreement between the parties, and shall supersede all previous understandings relating to the subject matter hereof, whether oral or written. This Agreement may only be modified by a written agreement signed by duly authorized representatives of the parties.

         h. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PHARMASTEM THERAPEUTICS, INC.

AGREED:

BY:_____________________________

TITLE:__________________________

CORD PARTNERS, INC.

AGREED:

BY:_____________________________

TITLE:__________________________

                                       9
Cord Partners: ______________                         PharmaStem: ______________
         Date: ______________                               Date: ______________

                                    EXHIBIT A

                            PATENT LICENSE AGREEMENT,
                                      DATED
                                JANUARY 1, 2004,
                                     BETWEEN
                          PHARMASTEM THERAPEUTICS, INC.
                                       AND
                               CORD PARTNERS, INC.
                            (THE "LICENSE AGREEMENT")

                                 ROYALTY REPORT


Royalty Period Covered by this Report ("Royalty Period"):

Number of Specimens collected during the Royalty Period: Computation of royalty payable:

Number of Specimens stored during the Royalty Period: Computation of royalty payable:

Number of Specimens Expanded during the Royalty Period:
Gross Revenues from Expanded Specimens:
Royalty payable:

Number of Specimens Modified during the Royalty Period:
Gross Revenues from Modified Specimens:
Royalty payable:

Gross Revenues from Licensed Processes:
Royalty payable:

The undersigned hereby certifies that he (or she, as applicable) (1) has reviewed the manner in which data has been collected, analyzed and computed to prepare this report; (2) has consulted with patent counsel about any questions regarding the interpretation of the License Agreement or Licensed Patents; and
(3) has read this Report carefully and (4) the Report accurately states all royalty amounts accrued under the License Agreement for the Royalty Period and the Cash Position.

Terms used in this Royalty Report and defined in the License Agreement are used as defined.


________________________________
Name:
Title:
Date:

                                       10
Cord Partners: ______________                         PharmaStem: ______________
         Date: ______________                               Date: ______________

                                    EXHIBIT B
                      FOR IMMEDIATE RELEASE - PRESS RELEASE

  PHARMASTEM THERAPEUTICS ANNOUNCES PATENT LICENSE AGREEMENT WITH CORD PARTNERS

Wayne, PA, March __, 2004- PharmaStem Therapeutics, Inc. and Cord Partners, Inc. today announced that they have entered into an agreement under which Cord Partners has obtained a license to PharmaStem's patent portfolio. PharmaStem is the successor to Biocyte Corporation, the pioneer in the development of umbilical cord and placental blood preservation and its therapeutic use. In recognition of its leadership, PharmaStem has received five U.S. patents to date: No. 5,004,681, 5,192,553, 6,461,645, 6,569,427 and 6,605,275.

Matt Schissler, President and CEO of Cord Partners stated: "




Nicholas Didier, President and CEO of PharmaStem stated: "




For further information about PharmaStem, contact Nicholas Didier, CEO, at (914) 833-9227 or ndidier@pharmastem.com.


For further information about Cord Partners, contact Matt Schissler, CEO, at
(310) 443-4153 or mschissler@cordpartners.com.

                                       11
Cord Partners: ______________                         PharmaStem: ______________
         Date: ______________                               Date: ______________